Exhibit 99.1
Pinnacle Airlines, Inc. & United Steel Workers Local 772 ratify contract
Flight Attendants reach 4-year deal
Memphis, Tenn., March 1, 2007. Pinnacle Airlines, Inc., a subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL) and the United Steel Workers Local 772, representing the airline’s flight attendants, announced that a four-year contract has been ratified by the membership. Pinnacle Airlines, Inc., which does business as Northwest Airlink, employs over 600 professional flight attendants. The new contract received a strong endorsement from the members, with 62.5% voting to approve.
Lloyd Walters, USW Co-Director for District 9 stated “I’m pleased that we have structured a contract that enhances the quality of life for our members, and one that allows Pinnacle Airlines to continue to grow. This is indeed a positive relationship that has delivered for all parties”.
Added Philip Trenary, President & CEO of Pinnacle Airlines Corp., “We have an exceptional relationship with our Flight Attendants and with the United Steel Workers. Our efforts focused on specific goals designed to provide our flight attendants with a comprehensive package to meet their needs and to ensure that we continue to secure additional growth opportunities that benefit all Pinnacle People. My thanks go to all those on the negotiating committee for their time and foresight in reaching this mutually beneficial agreement”.
Pinnacle Airlines Corp., an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Airlines, Inc.
Pinnacle Airlines, Inc. operates 129 regional jets in the United States and Canada as Northwest Airlink. The company employs over 3,500 People and operates 705 daily flights to 39 states and four provinces in Canada. Pinnacle Airline’s flight attendants are domiciled in Memphis, Tenn., Detroit, Mich., and Minneapolis-St. Paul, Minn.
For additional information please contact Philip Reed at 901.348-4257 or preed@nwairlink.com.
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